EXHIBIT 12.1





                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in Thousands)
                                   (unaudited)

                                                                     Year Ended June 30,
                                          -----------------------------------------------------------------------------
                                               2004             2003             2002             2001            2000
                                               ----             ----             ----             ----            ----
Fixed Charges:
Interest expense on indebtedness            $ 45,324         $ 45,026         $ 46,553         $ 44,292        $ 42,179
Amortization of debt issuance costs            1,960            2,500            2,033            1,561           1,306
Capitalized interest                              67               11            1,772            4,824             447
Interest expense on portion of rent
   expense representative of interest          1,561            1,759            1,795            1,450           1,270
                                            --------         --------        ---------         --------        --------
Total fixed charges                         $ 48,912         $ 49,296         $ 52,153         $ 52,127        $ 45,202
                                            ========         ========        =========         ========        ========
Earnings:
Net income (loss) before provision
   for income taxes                        $ (70,107)       $ (42,016)       $ (22,924)        $ 64,329        $ 89,117
Fixed charges per above less
   capitalized interest                       48,845           49,285           50,381           47,303          44,755
Amortization of capitalized interest             652              647              529              208             182
                                            --------         --------        ---------         --------        --------
Total earnings                              $(20,610)        $  7,916         $ 27,986         $111,840        $134,054
                                            ========         ========        =========         ========        ========

Ratio of earnings to fixed charges*                                                                2.1x            3.0x
                                                                                               ========        ========

Coverage deficiency                         $(69,522)       $ (41,380)       $ (24,167)
                                            =========       ==========       ==========
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

* Earnings were inadequate to cover fixed charges during fiscal years 2004, 2003 and 2002.